EXHIBIT 1.2

Bylaws of Board of Directors	Rule No. 1
•
(Purpose)
The Board of Directors of Takeda Pharmaceutical Company Limited (the “Company”) shall comply with the bylaws unless otherwise prescribed by the applicable laws and ordinances, or the Articles of Incorporation.
Article 2:    (Meetings)
Meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors.
(2)    In the event the office of the Chairman of the Board of Directors is vacant or he/she cannot take an action due to some impedance, another director shall serve in an order of precedence which is determined in advance by the Board of Directors.
(3)    Convocation notice of a meeting shall be dispatched to each director at least three (3) days prior to the scheduled date of the meeting. Notwithstanding, this period may be shortened in cases of emergency.
(4)    Convocation procedures may be omitted in the convocation of a meeting of the Board of Directors when the unanimous consent of all directors is obtained.
(5)    To request convocation of a meeting of the Board of Directors, a director shall submit to the Chairman of the Board of Directors a document in writing setting forth the matters that are the object of the meeting.
(6)    Notwithstanding the provisions of Paragraph 1, 2 and 5 of this Article, the Audit and Supervisory Committee Member selected by the Audit and Supervisory Committee may convene the meetings of the Board of Directors, subject to the manner stipulated in Paragraph 3 of this Article.
Article 3:    (Chair)
The Chairman of the Board of Directors shall serve as the Chair for meetings of the Board of Directors.
(1)    In the event the office of the Chairman of the Board of Directors is vacant or he/she cannot take an action due to some impedance, Paragraph 2 of Article 2 shall apply mutatis mutandis.
Article 4:    (Time and place of meeting)
Meetings of the Board of Directors shall be held at least once every 3 months and at least 6 times a year, and shall be held on an as-needed basis.
(2)    Meetings of the Board of Directors shall in principle be held at the Osaka head office or the Global Headquarters. However, meetings may be held at any other place when necessary.
Article 5:    (Meeting via video conferencing and telephone conferencing)
Meetings of the Board of Directors may be conducted by making use of video conferencing systems and/or telephone conferencing systems.

Article 6:    (Matters to be resolved by the Board of Directors
The matters listed as “Board Resolution Matters” in the Attachment 1 “List of the Board Resolution Matters, Board Reporting Matters, and procedures and other rules to submit them to the Board of the Directors’ meeting” shall be resolved by the Board of Directors.
Article 7: (Resolution procedures)
Resolutions of the Board of Directors shall require a majority vote of the attending directors at a meeting under the presence of the majority of the directors.
(1)    Directors with special interests in matters to be resolved as provided for in Paragraph 1 of Article 7 are prohibited from participating in resolutions. In such circumstances, the number of directors provided for in Paragraph 1 of Article 7 shall not include the number of the said interested directors.
Article 8: (Resolution in writing)
Notwithstanding the provisions of Article 7, the Board of Directors shall be deemed to have taken a resolution regarding a matter to be resolved by the Board of Directors when all directors express consent in written or electronic form.

EXHIBIT 1.2

Article 9: (Reporting on the execution of duties)
Executive Directors shall report to the Board of Directors regarding the status of the execution of their duties. The matters listed as “Board Reporting Matters” in the Attachment 1 “List of the Board Resolution Matters, Board Reporting Matters, and procedures and other rules to submit them to the Board of the Directors’ meeting” shall be reported to the Board of Directors.
(1)    Executive Directors may cause other directors or employees to furnish reports pursuant to the preceding paragraph.
(2)    Directors engaging in any of the transactions stipulated in each item of Paragraph 1, Article 356 of the Companies Act shall report material facts with respect to said transaction to the Board of Directors without delay.
Article 10: (Written reports)
Reporting to the Board of Directors shall not be required in the event that a director or accounting auditor notifies all directors in writing of matters to be reported to the Board of Directors.
(1)    The provisions of Paragraph 1 of Article 10 shall not apply to reports on the status of execution of duties by directors pursuant to Paragraph 2, Article 363 of the Companies Act.
Article 11: (Attendance of counselors and employees)
The Chair may, when necessary, request the attendance of counselors and seek their opinions.
(1)    The Chair may, when necessary, cause employees to attend as observers.
Article 12: (Minutes of the Board of Directors’ meeting)
The minutes of the Board of Directors’ meeting shall be prepared outlining the course of discussions, results and other necessary matters with respect to the agenda. The directors present shall put their seals on their typewritten name. The said minutes shall be kept at the Osaka head office for a period of 10 years.
(2)    In the event that a resolution is deemed to have been taken by the Board of Directors pursuant to Article 8, and in the event that actual reporting at the Board of Directors’ meeting is not required as written report has been delivered pursuant to Article 10, minutes shall be prepared noting the nature of said matters or other necessary matters and shall be kept at the headquarters for a period of 10 years.
Article 13: (Secretariat for the Board of Directors)
Japan Legal shall serve as the Secretariat for the Board of Directors and shall arrange and coordinate agenda for the meeting and the matters to be resolved by and to be reported to the Board of Directors, dispatch the convocation notice, prepare the draft minutes of the Board Directors’ meeting and keep the minutes and provide other secretarial services.
(2)    Details with respect to Paragraph 1 of Article 13 shall be prescribed in the Attachment 2.
Article 14: (Amendment)
The text of these bylaws and the columns of “Board Resolution Matters” and “Board Reporting Matters” in the Attachment 1 may be amended by resolution of the Board of Directors. The other columns in the Attachment 1, and the Attachment 2 may be amended by the decision of Global General Counsel (“GGC”).
(2)    In the case referred to in the second sentence of the preceding paragraph, the amendment may be reported with documents to the Board of Directors when deemed necessary by GGC.

Name of Approver	Board of Directors

EXHIBIT 1.2

Name of Company Regulation	Bylaws of Board of Directors
Enacted: 1951.11.30		Implemented: 1951.11.30
Amendment date	Effective date	Amendment date	Effective date
1969.5.11	1969.5.11
1975.5.28	1975.5.28
1977.1.27	1977.1.27
1982.9.29	1982.10.1
1986.11.1	1986.11.1
1995.4.1	1995.4.1
1996.10.1	1996.10.1
1997.7.1	1997.7.1
1998.7.1	1998.6.26
2001.12.26	2001.10.1
2002.8.27	2002.9.1
2004.4.1	2004.4.1
2005.3.30	2005.3.30
2005.4.27	2005.4.27
2007.5.18	2007.6.1
2009.8.1	2009.8.1
2009.10.30	2009.11.1
2015. 4. 1	2015. 4. 1
2016. 4. 1	2016. 4. 1
2016.6.29	2016.6.29
2017.11.1	2017.6.28
2019. 2. 1	2019. 2. 1
2019.5.14	2019.5.14
2020. 2.18	2020. 2. 4

EXHIBIT 1.2

Attachment 2

Detail of Secretariat duties

Chapter 1: Resolution by and Report to the Board Directors
1. Notification of the Board Resolution Matters and Board Reporting Matters
The relevant divisions shall notify Global General Counsel of the Board Resolution Matters and Board Reporting Matters attaching explanatory materials to the standard notification form in principle at least 10 days prior to the scheduled date of the monthly meeting. However, this shall not apply for matters requiring confidential handling etc.

(2)	The relevant divisions shall create explanatory materials in the Japanese and English languages, with the Japanese version considered the true copy.
2. Conduct of proposals and reports
Even if annual plan has received blanket approval from the Board of Directors, in implementing matters contained therein, such matters shall be submitted to the Board of Directors individually as the individual Board Resolution Matters and Board Reporting Matters in accordance with the category of item.

(2)
Board Resolution Matters shall, if necessary, be deliberated and reviewed by the Business Review Committee, the Portfolio Review Committee or the Risk, Ethics and Compliance Committee, be circulated for comment or complete other procedures in advance of referral.

(3)	Proposals that span multiple Board Resolution Matters or Board Reporting Matters may for convenience be proposed or reported as a single item.

(4)	The proposers/reporters of the Board Resolution Matters and Board Reporting Matters may, if necessary, cause other directors or employees to make proposals or reports.

(5)
Global General Counsel shall, at the instruction of the Chair of the Board of Directors meeting, provide the following secretarial services with respect to resolution by and report to the Board of Directors.

i)	Consult and coordinate with the Corporate Strategy Department and other relevant divisions/departments regarding actual operation of the bylaws

ii)	Select and implement matters for written reporting pursuant to Article 10 of the bylaws

iii)	Provide follow-up reports to the Board of Directors when instructed by the Board of Directors to conduct further studies and investigations

iv)	When appropriate, report to the Board of Directors concerning reporting items on behalf of the relevant division without requiring the attendance of the relevant division head

(6)
With regard to items in foreign currency, the monetary criteria is applied based on the amount converted into yen using Annual Plan Rate fixed at formulation of annual plan, provided, however, the modified rate shall be used in the case that an additional guidance setting such modified rate is provided due to exchange fluctuations during the fiscal term.

Chapter 2: Creation of minutes
1. Confidentiality
All parties involved in the preparation, circulation and keeping of minutes shall pay strict attention to the confidentiality of all relevant matters.
2. Preparation of draft minutes

EXHIBIT 1.2

Japan Legal shall prepare draft minutes.

(2)	Draft minutes shall in principle be prepared as quickly as possible, subject to confidentiality considerations.
3. Circulation and signing of draft minutes
Draft minutes shall be circulated to all directors. Thereafter, Japan Legal shall affix the seal of the directors and corporate auditors to the minutes on their behalf.
4. Keeping minutes
Japan Legal at Osaka head office shall keep the original copy of the minutes with a duplicate copy retained by Japan Legal at Global Headquarters.

(2)
Original and duplicate copies of the minutes shall be retained in perpetuity. In the event that a translation is prepared of draft minutes for circulation pursuant to Paragraph 3 above, the translation of the draft minutes shall also be kept in perpetuity.

5. Publication of copies and extracts
Copies and/or extracts of minutes may be submitted in accordance with the judgment of Global General Counsel when required by governmental authorities, securities exchanges, banks or other business transaction counterparties etc.

Supplementary provisions
These procedures shall apply mutatis mutandis to the preparation, circulation, and affixing the seal to the minutes of General Meetings of Shareholders, but retention shall be treated as shown below.

	Division	Retention period
Original	Japan Legal at Osaka Head Office	Perpetuity
Copy	Japan Legal at Global Headquarters	Perpetuity
Duplicate (Note)	Japan Legal at Global Headquarters	5 years
(Note) The purpose for this retention is to fulfill the obligation as the branch office under the Companies Act.
End of Document